Exhibit 10.63

300 RadioShack Circle
Mail Stop #CF5-119
Fort Worth, Texas  76102-1964
Office 817-415-3020
Fax 817-415-2490

May 28, 2010

Ms. Mary Ann Doran
545 Briarridge Lane
Southlake TX 76092

Dear Ms. Doran:

It is our pleasure to extend a contingent offer of employment to you to join the RadioShack team as    Senior Vice President – Human Resources reporting to Julian Day – Chief Executive Offer.  This offer is contingent upon the satisfactory completion of a background investigation which includes criminal and reference check information.  The specifics of this employment offer are set forth below.  The Company reserves the right to modify these compensation and benefit plans at anytime without legal consideration or notice.

Base Salary	$9,615.39 bi-weekly ($250,000 annualized)

Target Bonus	Your target bonus opportunity will be 60% of base salary and will be based on company performance metrics. This bonus opportunity will be prorated for 2010.

Sign-on
$10,000 taxable income which will be paid as soon as practical upon reporting to work.  In the event you voluntarily terminate your employment with RadioShack within your first twelve months of employment, you must reimburse the Company for 100% of the amount of the sign-on bonus paid to you.

Long Term Incentive	You will participate in the following long-term incentive plan:

2010 Long Term Incentive Plan Three Year Plan
This plan is for the fiscal (calendar) years 2010, 2011 and 2012, payable in 2013.  The target for this plan is $150,000 which will be prorated.

Equity
You will be eligible for annual grants of restricted stock and/or stock options commensurate with your position, which we anticipate to be between $100,000 and $200,000 in value per year.  These grants are normally made during the first quarter of the calendar year.

Vacation	You will be eligible for vacation benefits as follows:

3 weeks during calendar 2010
4 weeks on each successive January 1 through 20 years of
   continuous employment
5 weeks on each successive January 1 following 20 years of
   continuous employment

Health & Welfare Plans
You will be eligible for the basic group medical, dental, vision, life, AD&D, disability, and flexible reimbursement plans 6 months following your first day of employment.  In addition, you may cover your lawful spouse, same or opposite sex domestic partner, and eligible children.  You will receive enrollment information shortly after you have reported for work.

Ms. Mary Ann Doran
May 28, 2010

401 (k) Plan
This plan is a qualified retirement plan with various investment options, which allows participants to make a pre-tax contribution and receive a matching contribution from the company of $1 for $1 up to a 4% contribution level that vests immediately.  If you are 18 years of age or older and a non-temporary employee, you are eligible to enroll and participate in the Plan as soon as your first anniversary.  A complete set of enrollment materials will be provided closer to your eligibility date.

Stock Ownership
Our shareholders and the investment community often analyze and measure the commitment of management to the company through share ownership.  With this in mind, our Board of Directors adopted an ownership policy for all officers.  At your level you will be required to own RadioShack Corporation common stock having a value equal to one and one-half times your base salary.  A review to determine compliance with this policy will occur as of each December 31.  You are not expected to reach this level immediately.

Other benefits for which you will be eligible include:
▪	Officers’ Severance Program
▪	Executive Life
▪	Executive LTD

More detailed information about each of these benefits will be covered during your new employee executive orientation.

This is a very exciting time to join RadioShack Corporation.  It is my hope that after accepting this contingent employment offer, you will be available to report for work no later than June 14, 2010.

Please sign, date and return this letter to me at your earliest convenience via facsimile to 817-415-2490.  Meanwhile, if you have any questions, do not hesitate to call me at 817-415-4170.

Welcome to RadioShack Corporation!

Sincerely,

/s/  Jim Gooch

Jim Gooch
Executive Vice President - Chief Financial Officer

Accepted:

/s/ Mary Ann Doran	6/4/10
__________________________________	____________________________
Mary Ann Doran	Date